Exhibit 99.1

COST PLUS, INC. REPORTS FOURTH QUARTER AND FISCAL 2004 RESULTS AND

RELEASES INITIAL GUIDANCE FOR 2005

Oakland, CA – March 17, 2005 – Cost Plus, Inc. (NASDAQ-CPWM) announced unaudited results for its fourth quarter and fiscal year ended January 29, 2005 and released initial guidance for its fiscal year ending January 28, 2006. The Company also announced that it has corrected its accounting for leases after a review of generally accepted accounting principles applicable to leases and leasehold improvements.

Fiscal 2004 Results

For the fourth quarter, net income was $23.5 million, or $1.06 per diluted share, compared to a restated $26.7 million, or $1.18 per diluted share, for the fourth quarter of 2003.

Net income for fiscal 2004 was $30.2 million, or $1.35 per diluted share, compared to restated net income of $32.7 million, or $1.46 per diluted share in the prior fiscal year.

During the fourth quarter, net sales increased 9.7% to $342.9 million from $312.6 million last year. Same store sales for the quarter decreased 1.3% compared to a 3.1% increase in the prior year. For the full year, net sales were $908.6 million, a 13.4% increase from the prior year, with same store sales increasing 0.9% compared to 2.7% in fiscal 2003.

Lease Accounting Corrections

The Company has corrected its prior accounting for leases based upon the clarifications contained in the February 7, 2005 letter from the Office of the Chief Accountant of the SEC to the Center for Public Company Audit Firms of the American Institute of Certified Public Accountants.

In periods prior to the fourth quarter of fiscal 2004, the Company had recognized straight line rent expense for leases beginning when a new store opened but excluded periods during which the Company paid no rent but had possession of the facility to prepare it for opening. The Company now recognizes rent expense on the date it takes possession of the store. Rent expense incurred prior to the store opening is recorded in store preopening expenses.

In addition, prior to the fourth quarter of fiscal 2004, the Company’s balance sheet reflected the unamortized balance of tenant improvement allowances as a reduction of property and equipment with amortization of the credit recorded as a reduction to depreciation expense. The Company now records the unamortized balance of tenant improvement allowances as a deferred rent credit and includes its amortization in the income statement as a decrease in occupancy expense as opposed to depreciation expense. Additionally, the statement of cash flows will now reflect tenant improvement allowances received as cash flows from operating activities rather than as a reduction of capital expenditures.

The prior period financial statements included in this release were restated to reflect these changes.

Restated annual financial statements and quarterly financial data will be filed with the Annual Report on Form 10-K for the fiscal year ended January 29, 2005. The Company’s previously issued financial statements filed with the Securities and Exchange Commission on Form 10-K and Form 10-Q should no longer be relied upon.

The impact on the Company’s balance sheet as of January 31, 2004, restated and presented herein, was to increase deferred rent credits by $14.5 million, increase property and equipment by $9.2 million, increase other assets by $2.1 million and decrease retained earnings by approximately $3.2 million.

The impact of the restatement on the Company’s statement of operations for the fourth quarter and full year ended January 31, 2004, is as follows (dollars in thousands, except per share amounts):

	Fourth Quarter Ended January 31, 2004	Fiscal Year Ended January 31, 2004

	Increase (Decrease)
Cost of sales and occupancy	$(480)	$(1,651)
Selling, general and administrative expenses	328	1,041
Store preopening expenses	101	1,109
Income taxes	20	(198)
Net income	31	(301)
Net income per share-diluted	—	(.02)

The effect of the change in accounting on the fourth quarter and fiscal year ended January 29, 2005 net income was an increase of $0.1 million in fourth quarter net income and a reduction of $0.2 million in fiscal 2004 net income.

Guidance for Fiscal 2005

The Company’s net income guidance is estimated to be between $0.8 million and $1.6 million, or $0.03 to $0.07 per diluted share, for the first fiscal quarter compared to restated net income of $3.2 million, or $0.14 per diluted share, for the prior year first quarter. Included in first quarter net income is a $2.3 million pre-tax charge, or $0.06 per diluted share, for the costs associated with the departure of the Company’s CEO and a $1 million pre-tax charge, or $0.03 per diluted share, for closing four stores in the quarter.

The estimate for the first quarter is based on the following major assumptions:

•	The Company will open five new stores and will close four stores vs. opening eight new stores in the prior year first quarter. The closed stores have been or will be replaced by new stores in the same markets.

•	Same store sales will range from a decrease of 1.0% to an increase of 1.0% vs. a 3.4% increase in the prior year. Although sales thus far in the quarter are at the upper end of this range, the Company has noted continued erratic traffic patterns and believes an earlier Easter this year has modestly contributed to the quarter-to-date increase.

•	Total sales will grow to between $202 million to $206 million vs. $186 million in the prior year.

•	Gross profit rate between 33.6% and 33.8% vs. a restated 33.9% last year. Improvements in distribution costs and merchandise margins are offset by additional fuel costs and the lack of leverage on occupancy costs due to an anticipated decrease or only modest increase in comparable store sales.

•	SG&A rate between 31.5% and 31.9% vs. a restated 29.7% in the prior year. Included in first quarter 2005 expense is $2.3 million in costs associated with the departure of the Company’s CEO and $1 million for costs associated with closing four stores in the quarter.

•	Store pre-opening expense at $1.3 million vs. a restated $1.8 million in the prior year, reflecting five stores opened in the current year first quarter vs. eight in the prior year first quarter. Included in pre-opening expense is $0.2 million in the current year quarter and $0.4 million in the prior year quarter for rent expense on new stores from the date of possession to the store opening date.

•	Interest expense at $0.8 million vs. $0.8 million in the prior year.

•	Effective tax rate at 38.5% vs. 38.0% in the prior year.

•	A weighted average diluted share count for the quarter estimated at 22,200,000 vs. 22,560,000 for the prior year first quarter. The estimate for fiscal 2005 does not anticipate any repurchases of stock under the Company’s stock repurchase program.

The Company’s net income guidance for the fiscal year is between $32.0 million, or $1.43 per diluted share, and $34.5 million, or $1.54 per diluted share, vs. $30.2 million, or $1.35 per diluted share, for the prior year. The estimate for fiscal 2005 includes a $2.3 million pre-tax charge, or $0.06 per diluted share, for the costs associated with the departure of the Company’s CEO and a $1 million pre-tax charge, or $0.03 per diluted share, for store closures. Beginning in the third quarter of fiscal 2005, the Company will be required to begin expensing stock options, and the impact on its reported earnings for the fiscal year will be significant. This guidance does not include the potential effect of accounting for stock-based compensation, the impact of which is under review.

The estimate for the fiscal year is based on the following major assumptions:

•	The Company will open 35 new stores vs. 34 in the prior year. Five stores will close and have been or will be replaced by new stores in the same market. One store closed in the prior fiscal year.

•	Same store sales growth between 1.5% and 2.3% vs. a 0.9% increase in the prior year. The same store sales estimate assumes continued weak performance throughout the year in the home furnishing retail sector.

•	Total sales between $1.014 billion and $1.023 billion. vs. $908.6 million in the prior year.

•	Gross profit rate between 34.2% and 34.3% vs. 34.1% in the prior year. A lower rate of markdowns and lower relative distribution costs are estimated to be partially offset by higher fuel costs. Fuel costs are estimated to remain at their current level for the entire fiscal year.

•	SG&A rate between 27.6% and 27.8% vs. 27.7% in the prior year. Included in fiscal 2005 expense is a $2.3 million pre-tax charge associated with the departure of the prior CEO and a $1.0 million pre-tax charge for store closures.

•	Store pre-opening expense at $7.9 million vs. $7.6 million in the prior year, reflecting one more store opened in fiscal 2005 vs. fiscal 2004. Included in pre-opening expense is $1.0 million in the current fiscal year and $1.0 million in the prior year for rent expense on new stores from the date of possession to the store opening date.

•	Interest expense at $5.4 million vs. $3.0 million in the prior year.

•	Effective tax rate at 38.5% vs. 37.6% in the prior year.

•	A weighted average diluted share count for the fiscal year estimated at 22,400,000 vs. 22,300,000 for the prior year. The estimate for fiscal 2005 does not anticipate the repurchase of any stock under the Company’s stock repurchase program.

The Company’s fourth quarter earnings conference call will be today, March 17, 2005 at 8:00 a.m. PST. It will be in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. Phone numbers for the call are (415) 908-6247 or (212) 346-6540. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140 Access Code: 21231645 from 10:00 a.m. on March 17 to 10:00 a.m. on March 18 PST. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.companyboardroom.com and www.costplusworldmarket.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of March 17, 2005, the Company operated 236 stores in 30 states compared to 208 stores in 26 states as of March 18, 2004.

The above statements relating to the future financial results, operating margins, same store sales increases, operating costs, share repurchases, fuel costs, rates of merchandise markdowns, distribution center costs, store openings and retail industry conditions are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: unseasonable weather, general economic conditions, changes in fuel costs, changes in transportation rates, fluctuations in the price of the US dollar vs. foreign currencies, delays in the flow of merchandise, new store performance, the timing and level of markdowns, litigation, claims and assessments, changes in insurance costs, changes in the Company’s stock price, new store construction delays, international conflicts and terrorist activities, changes in interest rates, the availability of acceptable new store locations, competitive factors and changes in accounting rules and regulations. In addition, beginning in the third quarter of fiscal 2005, the Company will be required to begin expensing stock options, and the impact on its reported earnings for the fiscal year will be significant. This guidance does not include the potential effect of accounting for stock-based compensation, the impact of which is under review. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

John Luttrell

(510)808-9119

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts, unaudited)

	Fourth Quarter
	January 29, 2005		January 31, 2004
			(As Restated)
Net sales	$342,941	100.0%	$312,569	100.0%
Cost of sales and occupancy	222,532	64.9	198,602	63.5
Gross profit	120,409	35.1	113,967	36.5

Selling, general and administrative expenses	80,302	23.4	69,427	22.2
Store preopening expenses	1,836	0.5	2,003	0.6

Income from operations	38,271	11.2	42,537	13.7
Net interest expense	726	0.2	939	0.3

Income before income taxes	37,545	11.0	41,598	13.4
Income taxes	14,089	4.2	14,873	4.8

Net income	$23,456	6.8%	$26,725	8.6%

Net income per share-diluted	$1.06		$1.18

Weighted average shares outstanding- diluted	22,156		22,648

New stores opened	8		10

	For the Year Ended
	January 29, 2005		January 31, 2004
			(As Restated)
Net sales	$908,560	100.0%	$801,566	100.0%
Cost of sales and occupancy	598,357	65.9	520,109	64.9
Gross profit	310,203	34.1	281,457	35.1

Selling, general and administrative expenses	251,223	27.7	220,288	27.5
Store preopening expenses	7,552	0.8	6,845	0.9

Income from operations	51,428	5.6	54,324	6.7
Net interest expense	2,983	0.3	3,285	0.4

Income before income taxes	48,445	5.3	51,039	6.3
Income taxes	18,224	2.0	18,352	2.2

Net income	$30,221	3.3%	$32,687	4.1%

Net income per share - diluted	$1.35		$1.46

Weighted average shares outstanding- diluted	22,323		22,349

New stores opened	34		31

(more)

COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	January 29, 2005	January 31, 2004
		(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$42,918	$52,431
Short-term investments	—	8,999
Merchandise inventories	253,119	210,432
Other current assets	19,924	15,311

Total current assets	315,961	287,173

Property and equipment, net	163,756	133,043
Goodwill	4,178	4,178
Other assets	11,204	6,613

Total assets	$495,099	$431,007

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$72,450	$61,008
Income taxes payable	9,692	12,028
Accrued compensation	12,620	11,774
Short-term debt	2,391	—
Other current liabilities	23,360	18,719

Total current liabilities	120,513	103,529

Capital lease obligations	13,851	36,167
Long-term debt	36,740	—
Other long-term obligations	33,492	27,613

Shareholders’ equity:
Common stock	218	218
Additional paid-in capital	158,183	148,263
Retained earnings	133,189	115,217
Other comprehensive income	(1,087)	—

Total shareholders’ equity	290,503	263,698

Total liabilities and shareholders’ equity	$495,099	$431,007

Contact:

John Luttrell

(510) 808-9119

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